Exhibit 10.5

RELMADA
Therapeutics

January 31, 2014

Eliseo Salinas, MD
39 Union Avenue
Bala Cynwyd, PA 19004

Dear Dr. Salinas,

On behalf of Relmada Therapeutics, Inc. (the "Company"), 1 am pleased to offer you the position of President and Chief Scientific Officer ("CSO") the "Employee"). Speaking for myself, as well as the Company's Board of Directors (the "Board"), we are all impressed with your credentials and look forward to your future success in this position. The terms of your employment are set forth herein (the "Employment Letter").

1. Position. The terms of your new position with the Company are as set forth below;

(a)      You shall serve as President and Chief Scientific Officer of the Company with such responsibilities duties and authority as are assigned to you by the Chief Executive Officer or Board designee after a,pproval from the Board of Directors. These responsibilities shall include all activities related with the product development, clinical trials, strategy and commercialization of Company's products as defined in the Schedule A "Duties". You shall perform such other duties and shall have authority consistent with your position as may be from tune to time specified by the Board of Directors of the Company ("Board") and subject to the discretion of the Board. You shall report directly to the Chief Executive Officer and also the Board designee and shall perform your duties for the Company at the Company's offices except for travel that may be necessary or appropriate in connection with the performance of your duties hereunder. The offices will be located in New York City at 546 Fifth Avenue, 14th Floor, New York, NY 10036.

(b)      You agree to devote your best efforts and substantially all of your business time to advance the interests of the Company and to discharge adequately your duties hereunder. You may hold up to one board seat on a for-profit entity and one board seat on a not-for-profit entity that do not represent a conflict with the Company and subject to Board approval after review of the time commitment involved.

2. Start Date. Subject to fulfillment of any conditions imposed by this letter agreement, you will commence this new position with the Company on February 24, 2014 ("Start Date"). The Company has the right to withdraw the offer contemplated by this Letter Agreement if you are unable to fulfill the Start Date requirement.

3. Proof of Right to Work. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

4. Compensation.

(a)      Base Salary. You will be paid an annual base salary of four hundred thousand and seventy-five thousand dollars ($475,000), which will be paid in accordance with the Company's regular payroll practices. Upon the one year anniversary of your Start Date, the Board will review your base salary with the help of an independent compensation consultant to adjust upward, if appropriate, your base salary to be competitively aligned to a range between the 25th (twenty-fifth) and 75th (seventy-fifth) percentile of the relevant market data of President and Chief Medical Officer ("CMO") positions of similarly situated publicly traded Biotechnology/Specialty Pharmaceutical companies; the Board shall review the amount of your base salary and performance bonus, and shall determine the appropriate upward adjustments to each component of your compensation within 60 days of the start of each calendar year Notwithstanding the foregoing, you understand and agree that the Board is not required to increase the Base Salary to such, or any other amount contemplated herein.

(b)      Performance Cash Bonus. You shall be entitled to participate in an executive bonus program, which shall be established by the Board pursuant to which the Board shall award bonuses to you, based upon the achievement of written individual and corporate objectives such as the Board shall determine. Upon the attainment of such performance objectives, in addition to your base salary, you shall be entitled to a cash bonus in an amount to be determined by the Board with a target of fifty percent (50%) of your base salary. As part of your annual target bonus for 2014, $50,000 (fifty thousand) will be paid at the end of the first quarter in which the Company's stock becomes publicly traded and the Company has raised a minimum of $10 million (ten million) in financing as part of the going public process. Within sixty (60) days after the Start Date, the Board shall establish written individual and oorporate performance objectives for 2014 and the amount of the performance pro-rata bonus payable upon the attainment of each objective. At least thirty (30) days before each subsequent calendar year, the Board shall establish written individual and corporate performance objectives for such calendar year and the amount of the performance bonus payable upon the attainment of such objectives. Within sixty (60) days after the end of each calendar year, the Board shall determine the amount of any performance bonus payable hereunder. Any such performance bonus shall be due and payable within ninety (90) days after the end of the calendar year to which it relates. In addition, you will be eligible for, a special, one-time, sign-on bonus of $50,000 (fifty thousand) within 7 (seven) days after the Start Date, however, if the Employee leaves without Good Reason or is terminated for Cause within twelve months of the Start Date, the Employee shall be required to pay back the full amount of the sign-on bonus to the Company within 7 (seven) days of leaving or termination.

(c)      Stock Option and Restricted Stock Grant. The Board has agreed to grant to you an option to purchase common shares of the Company (the "Initial Grant") under the Company's current Stock Option Plan. The Initial Grant will consist of an option grant to purchase up to 10,037,740 common shares (the "Options") of the Company representing three percent (3.0%) of the fully-diluted common shares of the Company as of the date of this Employment Letter.

(i)      Stock Options. The stock options of the Initial Grant will have an exercise price equal to $0.15 cents per share of the Company's common stock which is: equal to fair market value of the Company as determined by the Board of Directors on the date of the grant. The stock options of the Initial Grant shall have a term of 10 years starting at the signing of this Employment Letter (the "Grant Date"). The stock options shall vest in compliance with Section 4(c)(ii) below.

(ii)      Vesting Schedule. The stock options of the Initial Grant shall begin to vest on the Grant Date based on the following vesting schedule: Twenty-five percent (25%) of the stock options of the Initial Grant shall vest on the first anniversary of the Grant Date and the remaining seventy-five percent (75%) shall vest in equal quarterly increments of 6.25% of the initial Option Grant over the following three (3) year period.

(d)      Withholding of Taxes. You understand that the services to be rendered hereunder will cause you to recognize taxable income, which is considered under the Internal Revenue Code of 1986, as amended, and applicable regulations thereunder as compensation income subject to the withholding of income tax (and Social Security or other employment taxes). You hereby consent to the withholding of such taxes as are required by the Company.

5. Benefits.

(a)      Benefit Plan — Health Insurance, Retirement and Stock Option Plan. The Company will provide you with the opportunity to participate in the standard benefits plans currently available to other similarly situated employees. The Company reserves the right to cancel and/or change the benefits plans it offers to its employees at any time, subject to applicable law.

(b)      Vacation; Sick Leave. You will be entitled to 20 days paid vacation per year, pro-rated for the remainder of this calendar year and pro-rated by the number of hours worked. Vacation may not be taken before it is accrued. You will, be entitled to 5 days paid sick leave per year pro-rated.

(c)      Other Benefits. The Company will provide you with standard business reimbursements (including mileage, supplies, long distance calls), subject to Company policies and procedures and with appropriate receipts. In addition, you will receive any other statutory benefits required by law,

(d)      Reimbursement of Expenses. You shall be reimbursed for all normal items of travel and entertainment and miscellaneous expenses reasonably incurred by you on behalf of the Company provided such expenses are documented and submitted in accordance with the reittibursenient policies in effect from time to time.

6. Confidential Information and Invention Assignment Aneem t. Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company's Confidential Information and Invention Assignment Agreement, a copy of which is enclosed for your review and execution (the "Confidentiality Agreement"), prior to or on your Start Date.

7. At-Will Employment and Termination of Employment.

(a)       The initial term of your employment shall be a period of one (1) year from the Start Date (the "Initial Term"), provided that your employment with the Company will be on an "at will" basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, upon written notification to the other party, without further obligation or liability, except that upon termination of your employment by you for Termination for Good Reason, or by the Company, including change of control during the Initial Term, other than for cause, you will be entitled to severance equal to 12 months base salary and health benefits. Severance payments shall be made of four equal quarterly installments and completed within one year of termination of employment. For purposes of this Employment Letter, a "change in control" shall be defined as the sale of more than fifty (50%) of the Company's outstanding capital stock (other than in connection with an offering of the Company's securities in a financing or a going public transaction), in a merger (or similar transaction with the exclusion of a reverse merger) in which the Company is not the surviving entity or following which the Company's shareholders immediately prior to such transaction no longer control a majority of the Company's voting stock.

(b)       You and the Company may extend the term of your employment, which will automatically extend all of the terms of this Letter Agreement unless specifically modified as permitted herein, by mutual written agreement.

(c)       Upon termination for cause, you shall be immediately paid all accrued salary, bonuses, incentive compensation to the extent earned, vested deferred compensation pension plan and profit sharing plan benefits, which will be paid in accordance with the applicable, plan in which you are a participant, and accrued vacation pay, all to the date of termination.

(d)       Upon any termination other than for cause, including Termination for Good Reason", you will immediately be paid all accrued salary, all incentive compensation to the extent earned, severance compensation as provided in Section 7(a) above, vested deferred compensation (other than pension plan or profit sharing plan benefits, which will be paid in accordance with the applicable plan), and accrued vacation pay, all to the date of termination,

(e)       "Termination for Cause" means termination by Company of Employee's employment (0 by reason of Employee's willful fraud upon, or deliberate injury or attempted injury to, the Company, (ii) by reason of Employee's gross negligence or intentional misconduct with respect to the performance of Employees duties under this Agreement or (iii) by reason of Employee's material breach of this Agreement; provided, however, that no such termination under subsection (iii) above will be deemed to be a Termination for Cause unless the Company has provided Employee with written notice of what it reasonably believes are the grounds for any Termination for Cause and Employee fails to take appropriate remedial actions during the thirty day period following receipt of such written notice.

(f)        "Termination for Good Reason" means termination by the Employee due to a material degradation of salary, and/or a material reduction in title, position, responsibilities or duties.

8. Non-Solicitation. You agree that during the entire term of your employment with the Company, and for a period of 24 months following the cessation of employment with the Company for any reason or no reason, you shall not directly or indirectly solicit, induce, recruit or encourage any of the Company's employees or consultants to terminate their relationship with the Company, or attempt any of the foregoing, either for yourself or any other person or entity. For a period of 24 months following cessation of employment with the Company for any reason or no reason, you shall not attempt to negatively influence any of the Company's clients or customers from purchasing Company products or services or to solicit or influence or attempt to influence any client, customer or other person either directly or indirectly, to direct his or its purchase of products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company.

9.  Arbitration. This Agreement is to be governed by and construed in accordance with the laws of the State of New. York applicable to contracts entered into and wholly to be performed within the State of New York by New York residents. Any controversy or claim arising out of or relating to this Agreement, or breach of this Agreement (except for any controversy or claim with respect to Section 6 or Section 8, which may be submitted, at the option of the Company, to any court of competent jurisdiction located within New York, New York) is to be settled by arbitration in New York, NY in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction. There must be three arbitrators, one to be chosen directly by each patty at will, and the third arbitrator to be selected by the two arbitrators so chosen. Each party will pay the fees of the arbitrator he or she selects and his or her own attorneys, and the expenses of his or her witnesses and all other expenses connected with presenting his or her case. Other costs of the arbitration, including the cost of any record or transcripts of the arbitration, administrative fees, the fee of the third arbitrator, and all other fees and costs, will be borne equally by the parties. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph, without breach of this arbitration provision,

10. Indemnification. To the maximum extent allowed by the law of the State of Delaware, the Company shall indemnify and hold the Employee harmless from and against all losses, claims, damages, liabilities, costs and expenses (including, without limitation, attorneys' fees) which may, at any time, be suffered by the Employee as a result of the fact that the Employee is or was an employee of the Company, or is or was serving at the request of the Company. The expenses incurred by the Employee in any proceeding shall be paid promptly by the Company in advance of the final disposition of any proceeding, at the written request of the Employee to the fullest extent permitted under Delaware law.

11. Miscellaneous. This Employment Letter,, together with the Confidentiality Agreement, sets forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This Employment Letter may not be modified or amended except by a written agreement, signed by the Company and by you. Whenever possible, each provision of this Agreernent will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will be lessened or reduced to the extent possible or will be severed and will not affect any other provision and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. This Agreement will be governed by New York law without reference to rules of conflicts of law. The waiver of any breach of any provision of this Employment Letter will not operate or be construed as a waiver of any subsequent breach of the same or other provision of this Employment Letter, This Agreement will be binding on, and inure to the benefit of, the executors, administrators, heirs, successors, and assigns of the parties; provided, however, that except as expressly provided in this Agreement, this Agreement may not be assigned either by Company or by Employee. This Agreement may be executed in one or more counterparts, all of which taken together will constitute one and the same Agreement.

12. Notices. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given (1) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well-established commercial overnight service, (iii) three (3) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the patties may later designate in writing, (iv) upon confirmation of facsimile transfer, if sent by facsimile or (v) upon confirmation of delivery when directed to the electronic mail address set forth below, if sent by electronic mail:

If to the Company:           546 Fifth Avenue, 14th Floor
New York, NY 10036
Fax No 1 888 228 5672
Email address: st@relmada.com

If to you:                           39 Union Avenue
Bala Cynwyd, PA 19004

We are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to me by the 31st of January, 2014, along with a signed and dated copy of the Confidentiality Agreement.

Very truly yours,		ACCEPTED AND AGREED:
ELISEO SALINAS
RELMADA THERAPEUTICS, INC.

By:	/s/ Sandesh Seth	/s/ Eliseo Salinas
Board Member

	Date: January 31, 2014	Date: January 31, 2014

SCHEDULE A

DUTIES

Reporting to the CEO and the Board designee, the President and. Chief Scientific Officer ("CSO") will be directing and overseeing all aspects of drug development, including drug discovery, pharmaceutical development, nonclinical development, clinical development, project management, clinical operations, R&D vendor selection, data management and biostatistics, regulatory affairs, health economics and outcomes research, manufacturing, quality control, intellectual property and due diligence evaluation, pharmacovigilance and drug safety and post marketing drug surveillance.

This position requires up to 20% annual travel (domestic and international). Key Responsibilities:

•	Advises the CEO and the company's board of directors on the company's drug development and regulatory affairs strategy
•
Advises the CEO and the company's board of directors on the management of pharmaceutical, clinical, medical and regulatory staff and departments including budget, headcount, recruitment, retention, performance management, capacity planning and development of company R&D objectives.

•	Develop strategy for nonclinical and clinical drug development and regulatory affairs, consistent with the directions of the company's board of directors.
•	Lead pharmaceutical, scientific and medical professionals, R&D resources, and R&D operational plans.
•
Drive the success of products through development of an integrated medical strategy supporting product plans, including pharmaceutical, nonclinical and clinical development plans, health economics and outcomes research

•	Assure alignment and integration of the latest relevant pharmaceutical, scientific and medical information and developments into product plans.
•	Ensures high quality scientific and medical input into drug development and strategic brand development, life cycle management, and ongoing market support for the company business.
•	Ensure compliance as well as scientific and regulatory integrity of Relmada sponsored medical research, information, and relationships with healthcare providers.
•
Ensure brand information is communicated to key customers through appropriate exchange of scientific and medical information. Includes responsibility for publications, presentations at advisory boards, scientific meetings and with external stakeholders such as clinical investigators and managed care customers.

•	Contribute to clinical development strategies through the integration of customer insights and scientific knowledge
•	Accountable for REMS program development and operational execution and external engagement
•	Ensure high level of scientific input and support for drug development

•	Proactively establish and maintain KOL relationships through scientific engagement
•	Develop and execute Influencing strategies to assure medical voice is heard in key external governmental, industry and patient advocacy forums.
•	Develop scientific and medical strategies across disciplines.
•	Provide scientific and medical expertise to achieve desired outcomes on business issues.
•	Contributes with medical expertise in identifying new opportunities for drug development and external relationship development.
•	Oversee drug development due diligence effort

Attachment A: Confidential Information and Invention Assignment Agreement